                                                                    EXHIBIT 99.1


[CREDIT ACCEPTANCE LOGO]

                                                        SILVER TRIANGLE BUILDING
                                        25505 WEST TWELVE MILE ROAD - SUITE 3000
                                                      SOUTHFIELD, MI  48034-8339
                                                                  (248) 353-2700
                                                        WWW.CREDITACCEPTANCE.COM


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                           DATE:    NOVEMBER 14, 2003


                                  INVESTOR RELATIONS:    DOUGLAS W. BUSK
                                                         CHIEF FINANCIAL OFFICER
                                                         (248) 353-2700 EXT. 432
                                                         IR@CREDITACCEPTANCE.COM

                                       NASDAQ SYMBOL:    CACC


                          CREDIT ACCEPTANCE ANNOUNCES:
                             - 3RD QUARTER EARNINGS


SOUTHFIELD, MICHIGAN -- NOVEMBER 14, 2003 -- CREDIT ACCEPTANCE CORPORATION (NASDAQ:CACC) Credit Acceptance Corporation (the "Company") announced consolidated net income for the three months ended September 30, 2003 of $8,818,000 or $0.20 per diluted share compared to $8,612,000 or $0.20 per diluted share for the same period in 2002. For the nine months ended September 30, 2003, consolidated net income was $18,419,000 or $0.43 per diluted share compared to $23,275,000 or $0.53 per diluted share for the same period in 2002.

Excluding the impact of one-time items and foreign exchange losses on forward contracts, consolidated net income for the three and nine months ended September 30, 2003 was $9,520,000 or $0.22 per diluted share and $25,959,000 or $0.60 per diluted share, respectively, compared to $4,738,000 or $0.11 per diluted share and $22,002,000 or $0.51 per diluted share for the same periods in 2002.

As announced on October 30, 2003, the Company's third quarter earnings announcement was delayed due to a review of its periodic reports by the Securities and Exchange Commission. The financial reporting changes made as a result of this review, which are described below, did not impact the Company's previously reported earnings or shareholders' equity.

As a result of the decision in the second quarter of 2003 to stop loan originations in the United Kingdom and Canada and the decision to stop lease originations in early 2002, the Company's sole active business unit consists of providing "guaranteed credit approval" through a network of automobile dealer-partners located in the United States.

Segment information follows:







(Dollars in thousands, except                THREE MONTHS ENDED SEPTEMBER 30,                  NINE MONTHS ENDED SEPTEMBER 30,
per share data)                           ---------------------------------------          -------------------------------------
                                           2003            2002          % Change            2003           2002        % Change
                                          -------         -------        --------          --------       --------      --------
NET INCOME (LOSS)
United States (1), (2)                    $ 8,142         $ 6,473          25.8%           $ 24,325       $ 18,955        28.3%
United Kingdom (3), (4)                       861           2,994         (71.2)             (5,427)         5,477      (199.1)
Automobile Leasing                            (69)           (437)         84.2                (539)        (1,293)       58.3
Other                                        (116)           (418)         72.2                  60            136       (55.9)
                                          -------         -------                          --------       --------
   Consolidated                           $ 8,818         $ 8,612           2.4%           $ 18,419       $ 23,275       (20.9)%
                                          =======         =======                          ========       ========
NET INCOME (LOSS) PER SHARE
United States (1), (2)                    $  0.19         $  0.15          23.4%           $   0.56       $   0.44        29.1%
United Kingdom (3), (4)                      0.02            0.07         (71.8)              (0.13)          0.13      (199.7)
Automobile Leasing                          (0.00)          (0.01)         84.5               (0.01)         (0.03)       58.1
Other                                       (0.00)          (0.01)         72.8                0.00           0.00       (55.6)
                                           ------          ------                          --------        -------
   Consolidated                           $  0.20         $  0.20           0.4%           $   0.43       $   0.53       (20.4)%
                                           ======          ======                          ========       ========




(1) For the three and nine months ended September 30, 2003, net income includes the foreign currency exchange loss due to the fair value recognition of forward contracts associated with the anticipated cash flows from the United Kingdom operation, which decreased net income by $702,000 after-tax, or $0.02 per diluted share. For the nine months ended September 30, 2003, net income includes interest income from the Internal Revenue Service, which increased net income by $400,000 after-tax, or $0.01 per diluted share.
(2) For the three and nine months ended September 30, 2002, net income includes interest income from the Internal Revenue Service, which increased net income by $3,127,000 after-tax, or $0.07 per diluted share. For the nine months ended September 30, 2002, net income includes a reduction in state tax related expense, which increased net income by $963,000 after-tax, or $0.02 per diluted share, and an increase in federal tax related expense, which decreased net income by $3,564,000 after-tax, or $0.08 per diluted share.
(3) For the nine months ended September 30, 2003, net income includes impairment and other expenses associated with the decision to liquidate the United Kingdom operation, which decreased net income by $7,238,000 after-tax, or $0.17 per diluted share.
(4) For the three and nine months ended September 30, 2002, net income includes a change in ancillary product revenue recognition policy, which increased net income by $747,000 after-tax, or $0.02 per diluted share.

The following table reconciles the reported net income and adjusted net income (reported net income excluding certain adjustments) for the three and nine months ended September 30, 2003 and 2002:




                                                       THREE MONTHS ENDED SEPTEMBER 30,    NINE MONTHS ENDED SEPTEMBER 30,
                                                        -----------------------------      ------------------------------
(Dollars in thousands, except per share data)              2003              2002              2003             2002
                                                        ------------     ------------      ------------      ------------
Reported net income                                     $      8,818     $      8,612      $     18,419      $     23,275
Foreign exchange loss due to forward contracts                   702               --               702                --
State tax expense resulting from
   re-characterization of income                                  --               --                --              (963)
United Kingdom repatriation tax expense                           --               --                --             3,564
United Kingdom impairment expenses                                --               --             7,238                --
Ancillary product revenue recognition policy change               --             (747)               --              (747)
Interest income from Internal Revenue Service                     --           (3,127)             (400)           (3,127)
                                                        ------------     ------------      ------------      ------------
   Adjusted net income                                  $      9,520     $      4,738      $     25,959      $     22,002
Diluted weighted average shares outstanding               43,959,924       43,122,046        43,247,518        43,517,380
Adjusted net income per share                           $       0.22     $       0.11      $       0.60      $       0.51
                                                        ============     ============      ============      ============



Results for the three and nine months ended September 30, 2003 include an expense of $702,000 after-tax, or $0.02 per diluted share related to foreign currency exchange loss. During the quarter, the Company entered into forward contracts to ensure that currency fluctuations would not reduce the amount of United States dollars received from the liquidation of the United Kingdom operation. From the date the contracts were entered into, the weakening of the United States dollar versus the British pound sterling caused a reduction in the fair value of the forward contracts and an approximately equal increase in the amount of expected future cash flows.

Under generally accepted accounting principles, the Company is required to record an expense to reduce the carrying value of the forward contracts to fair value, and separately to record the change in the amount of cash flows expected from the United Kingdom due to exchange rate fluctuations in shareholders' equity. These amounts were not equal for the three months ended September 30, 2003 because the change in shareholders' equity reflects the change in exchange rates for the quarter while the change in the value of the forward contracts reflects the change in exchange rates from the date the contracts were entered into until the end of the quarter. In future periods, the Company expects that the amount of the gain or loss recognized by the Company on the forward contracts will be approximately offset by an increase or decrease in shareholders' equity.

The Company intends to utilize proceeds from businesses being liquidated to: (i) fund dealer-partner advances on loans originated in the United States and (ii) fund share repurchases. During the three months ended September 30, 2003, the Company received $15.9 million in liquidation proceeds and made share repurchases of $2.8 million.

Detail of expected future net liquidation proceeds follows:



(Dollars in thousands)      AS OF SEPTEMBER 30, 2003
                          ----------------------------

United Kingdom                      $39,500
Canada                                6,000
Automobile Leasing                    4,200
                                    -------
                                    $49,700
                                    =======


The Company reported loan originations in the United States for the three and nine months ended September 30, 2003 of $196.8 million and $608.0 million, respectively, compared to $134.2 million and $441.1 million in the same periods in 2002, representing increases of 46.7% and 37.8%. The increase in loan originations in the United States in 2003 is due to: (i) an increase in the number of active dealer-partners due to increased dealer-partner enrollments and reduced levels of dealer-partner attrition, (ii) a continued increase in the number of loans per active dealer-partner and (iii) an increase in the average loan size.

The Company made no material changes in credit policy or pricing in the third quarter, other than routine changes designed to maintain current profitability levels.

Historically, the Company has experienced an adverse change in the profitability of loan originations during periods of high growth. While the growth rates experienced in the United States in 2003 are higher than the Company's expected long-term growth rate, the Company believes that the investments in infrastructure in 2002, combined with decreases in loan origination volumes in 2002, have adequately prepared the Company for this growth.

As a result of a Securities and Exchange Commission review of the Company's Form 10-K for the year ended December 31, 2002 and Form 10-Q for the period ended June 30, 2003, beginning in the third quarter of 2003 the Company made two changes to the presentation of its balance sheet.

     (1) Repossessed assets were reclassified from Loans receivable to Other assets, and

     (2) The Reserve for advance losses was eliminated and the balance was reclassified into the Allowance for credit losses.

As a result of the elimination of the Reserve for advance losses, the Allowance for credit losses will now have two components: (i) an allowance for earned but unpaid revenue, which prior to the change was the sole component of the Allowance for credit losses and (ii) an allowance for losses inherent in the Company's loan portfolio which prior to the change would have been reported in the Reserve for advance losses. The current treatment is consistent with the view that, from an accounting standpoint, losses covered by this allowance are a result of uncollectible loans and that advance losses do not represent a separate event of loss.

Additionally, as a result of the Reserve for advance losses being eliminated and the balance reclassified into the Allowance for credit losses, the Company implemented revised loan charge-off and recovery policies. These revised policies did not result in changes to the Company's forecasted loss rates or profitability. Other changes resulting from the review relate primarily to additional disclosure regarding the Company's business, operations and credit loss policy.

Refer to the Company's Form 10-Q, which will be filed today with the Securities and Exchange Commission, and will appear on the Company's website at www.creditacceptance.com for a complete discussion of the results of operations and financial data for the three and nine months ended September 30, 2003.

Cautionary Statement Regarding Forward Looking Information
Certain statements in this release that are not historical facts, including those regarding the Company's future plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following: increased competition from traditional financing sources and from non-traditional lenders, unavailability of funding at competitive rates of interest or the Company's potential inability to continue to obtain third party financing on favorable terms, the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations, adverse changes in applicable laws and regulations, adverse changes in economic conditions, adverse changes in the automobile or finance industries or in the non-prime consumer finance market, the Company's potential inability to maintain or increase the volume of automobile loans, the Company's potential inability to accurately forecast and estimate future collections and historical collection rates and the associated default risk, the Company's potential inability to accurately estimate the residual values of leased vehicles, an increase in the amount or severity of litigation against the Company, the loss of key management personnel, the effects of terrorist attacks and potential attacks, and various other factors discussed in the Company's reports filed with the Securities and Exchange Commission. Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Credit Acceptance is a financial services company specializing in products and services for a network of automobile dealer-partners. Credit Acceptance provides its dealer-partners with financing sources for consumers with limited access to credit and delivers credit approvals instantly through the internet. Other dealer-partner services include marketing, sales training and a wholesale purchasing cooperative. Through its financing program, Credit Acceptance helps consumers change their lives by providing them an opportunity to strengthen and reestablish their credit standing by making timely monthly payments. Credit Acceptance is publicly traded on the NASDAQ National Market under the symbol CACC. For more information, visit www.creditacceptance.com.

                         CREDIT ACCEPTANCE CORPORATION

                         CONSOLIDATED INCOME STATEMENTS





(Dollars in thousands, except per share data)                 THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                        SEPTEMBER 30,
                                                         ------------------------------      ------------------------------
                                                             2003            2002                 2003            2002
                                                         ------------      ------------      ------------      ------------
REVENUE:
     Finance charges                                     $     25,770      $     24,018      $     76,457      $     74,425
     Lease revenue                                              1,251             3,614             5,371            13,201
     Ancillary product income                                   4,369             5,500            14,335            12,919
     Premiums earned                                              734             1,001             2,246             3,495
     Other income                                               3,738             8,535            10,354            16,075
                                                         ------------      ------------      ------------      ------------
        Total revenue                                          35,862            42,668           108,763           120,115
                                                         ------------      ------------      ------------      ------------
COSTS AND EXPENSES:
     General and administrative                                 4,679             5,789            15,361            17,889
     Salaries and wages                                         7,879             7,184            25,083            22,136
     Sales and marketing                                        1,886             1,954             6,546             5,544
     Stock-based compensation expense                           1,027               535             2,830             1,582
     Provision for insurance and service contract
       claims                                                     329               590               637             1,723
     Provision for credit losses                                2,303             8,896             9,354            15,973
     Depreciation of leased assets                                853             2,251             3,568             7,758
     United Kingdom asset impairment expense                       --                --            10,493                --
     Interest                                                   2,267             2,364             5,264             7,126
                                                         ------------      ------------      ------------      ------------
        Total costs and expenses                               21,223            29,563            79,136            79,731
                                                         ------------      ------------      ------------      ------------
Operating income                                               14,639            13,105            29,627            40,384
     Foreign exchange gain (loss)                              (1,066)              (25)           (1,037)                2
                                                         ------------      ------------      ------------      ------------
Income before provision for income taxes                       13,573            13,080            28,590            40,386
     Provision for income taxes                                 4,755             4,468            10,171            17,111
                                                         ------------      ------------      ------------      ------------
Net income                                               $      8,818      $      8,612      $     18,419      $     23,275
                                                         ============      ============      ============      ============
Net income per common share:
     Basic                                               $       0.21      $       0.20      $       0.44      $       0.55
                                                         ============      ============      ============      ============
     Diluted                                             $       0.20      $       0.20      $       0.43      $       0.53
                                                         ============      ============      ============      ============
Weighted average shares outstanding:
     Basic                                                 42,315,027        42,363,895        42,329,722        42,457,425
     Diluted                                               43,959,924        43,122,046        43,247,518        43,517,380

                         CREDIT ACCEPTANCE CORPORATION

                          CONSOLIDATED BALANCE SHEETS





   (Dollars in thousands)                                                                           AS OF
                                                                                      --------------------------------------
                                                                                      SEPTEMBER 30, 2003   DECEMBER 31, 2002
                                                                                      ------------------   -----------------
                                         ASSETS:
   Cash and cash equivalents                                                                 $  15,450        $  13,466
   Investments - held to maturity                                                                9,789              173

   Loans receivable                                                                            869,927          770,069
   Allowance for credit losses                                                                 (14,883)         (20,991)
                                                                                             ---------        ---------
      Loans receivable, net                                                                    855,044          749,078
                                                                                             ---------        ---------

   Floorplan receivables, net                                                                    2,920            4,450
   Lines of credit, net                                                                          2,290            3,655
   Notes receivable, net (including $1,565 and $1,513 from affiliates as of
      September 30, 2003 and December 31, 2002, respectively)                                    2,076            3,899
   Investment in operating leases                                                                6,364           17,879
   Property and equipment, net                                                                  18,294           19,951
   Other assets                                                                                 13,152           14,280
                                                                                             ---------        ---------
        Total Assets                                                                         $ 925,379        $ 826,831
                                                                                             =========        =========

                          LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
   Lines of credit                                                                           $      --        $  43,555
   Secured financing                                                                           100,000           58,153
   Mortgage note                                                                                 5,618            6,195
   Capital lease obligations                                                                     1,258            1,938
   Accounts payable and accrued liabilities                                                     33,858           28,341
   Dealer holdbacks, net                                                                       420,759          347,040
   Deferred income taxes, net                                                                   17,048           10,058
   Income taxes payable                                                                          2,538            6,094
                                                                                             ---------        ---------
        Total Liabilities                                                                      581,079          501,374
                                                                                             ---------        ---------

SHAREHOLDERS' EQUITY:
   Common stock                                                                                    422              423
   Paid-in capital                                                                             123,477          124,772
   Retained earnings                                                                           217,277          198,858
   Accumulated other comprehensive income - cumulative translation adjustment                    3,124            1,404
                                                                                             ---------        ---------
        Total Shareholders' Equity                                                             344,300          325,457
                                                                                             ---------        ---------
        Total Liabilities and Shareholders' Equity                                           $ 925,379        $ 826,831
                                                                                             =========        =========